Exhibit 99.1

Press Release

Safehold Celebrates the Closing of Its 100th Ground Lease

NEW YORK, December 8, 2021

Safehold Inc. (NYSE: SAFE), the creator and leader of the modern ground lease industry, announced today that it has closed its 100th ground lease, bringing its aggregate portfolio to approximately $4.5 billion.

“Closing our 100th ground lease marks a significant milestone for Safehold. Since we launched in 2017, our mission has been to usher in a new era of better, more efficient capital for the commercial real estate industry while also providing best-in-class service to our customers,” said Jay Sugarman, Chairman and Chief Executive Officer. “While we are certainly encouraged to see how far we have come in such a short time, we are still in the early stages of what we believe should become a very large industry.”

After a strong third quarter of origination activity, the Company is on track for a record breaking fourth quarter with 11 ground leases closed in the first two months, totaling approximately $500 million.

“We’re pleased to see the growing adoption of our ground lease solution, as so far this quarter we closed deals across nine different markets, multiple property types with both new and repeat customers,” said Marcos Alvarado, President and Chief Investment Officer. “We’re looking to close out the remainder of 2021 in a strong fashion and are excited to continue to build on this momentum into 2022.”

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1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400
E investors@safeholdinc.com

About Safehold:

Safehold Inc. (NYSE: SAFE) is revolutionizing real estate ownership by providing a new and better way for owners to unlock the value of the land beneath their buildings. Having created the modern ground lease industry in 2017, Safehold continues to help owners of high quality multifamily, office, industrial, hospitality and mixed-use properties generate higher returns with less risk. The Company, which is taxed as a real estate investment trust (REIT) and is managed by its largest shareholder, iStar Inc., seeks to deliver safe, growing income and long-term capital appreciation to its shareholders. Additional information on Safehold is available on its website at www.safeholdinc.com.

Customer Contact: Tim Doherty Executive Vice President Head of Investments T: 212.930.9433 E: tdoherty@istar.com	Company Contact: Jason Fooks Senior Vice President Investor Relations & Marketing T: 212.930.9400 E: investors@safeholdinc.com

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400
E investors@safeholdinc.com